SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 24, 2008

Green Plains Renewable Energy, Inc.
 (Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

9420 Underwood Ave., Suite 100, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

 (Registrant’s telephone number, including area code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 24, 2008, Green Plains Renewable Energy, Inc. (the “Company”) entered into an amended and restated employment agreement with Mr. Jerry Peters whereby Mr. Peters will continue in his role as the Company’s Chief Financial Officer.  Mr. Peters also serves the Company as its Chief Accounting Officer.  The terms of the employment agreement provide that Mr. Peters will receive (i) an annual base salary of $280,000, (ii) a one-time bonus of $60,000, (iii) stock options exercisable for 50,000 shares of common stock at a strike price of $5.99 that vest in four equal annual installments beginning on October 24, 2008, (iv) 25,000 shares of restricted stock that vest in four equal annual installments beginning on October 24, 2008 (subject to the limitations of the 2007 Equity Compensation Plan, including shareholder approval if required), (v) bonus compensation in an amount up to fifty percent of annual base salary, payable annually, based on objectives set by the Company, (vi) participation in a long-term incentive program if and when developed by the Company, and (vii) other benefits that are generally available to Company employees.  Mr. Peters’ employment shall be “at-will” and may be terminated at any time, by either party, for any reason whatsoever.  If employment is terminated without cause or for good reason, Mr. Peters will receive six month’s base salary plus the greater of one-half of the maximum bonus for that year or the average bonus paid in the prior two years.  The amended and restated employment agreement is attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated October 24, 2008, by and between the Company and Jerry Peters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2008	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Wayne B. Hoovestol Wayne B. Hoovestol Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated October 24, 2008, by and between the Company and Jerry Peters.

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